Filed Pursuant to Rule 424(b)(3)

Registration No. 333-278025

PROSPECTUS

Intelligent Bio Solutions, Inc.

6,781,166 Shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of 6,781,166 shares of our common stock.

Of the foregoing, 6,669,999 shares of common stock offered for resale hereby were acquired by certain Selling Stockholders in a private placement transaction pursuant to a securities purchase agreement by and among us and the Selling Stockholders, dated March 8, 2024 (the “Purchase Agreement”), of which (i) 675,183 shares of our common stock (the “Shares”) are outstanding and held by the Selling Stockholders, (ii) 1,548,150 shares of common stock are issuable upon exercise of our Series I Pre-Funded Common Stock Purchase Warrants (the “Pre-Funded Warrants”) held by the Selling Stockholders, (iii) 2,223,333 shares of Common Stock are issuable upon exercise of our Series H-1 Common Stock Purchase Warrants (the “Series H-1 Warrants”) held by the Selling stockholders, and (iv) 2,223,333 shares of common stock are issuable upon exercise of our Series H-2 Common Stock Purchase Warrants (the “Series H-2 Warrants”) held by the Selling Stockholders. In addition, 111,167 shares of common stock are issuable upon the exercise of warrants (the “Placement Agent Warrants”) issued to our placement agent in the transaction, Ladenburg Thalmann & Co. Inc. (“Ladenburg” or “Placement Agent”), and its designees in connection with the Purchase Agreement. The Placement Agent and its designees are also Selling Stockholders. See “Prospectus Summary – Private Placement of Shares of Common Stock and Warrants” for additional information regarding the private placement transaction and the Purchase Agreement.

The Pre-Funded Warrants, the H-1 Warrants, the H-2 Warrants and the Placement Agent Warrants are referred to collectively herein as the “Warrants”. We are registering the Shares and the shares of common stock issuable upon exercise of the Warrants on behalf of the Selling Stockholders, to be offered and sold by the Selling Stockholders from time to time.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the Selling Stockholders of such shares. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants. We intend to use those proceeds, if any, for working capital and general corporate purposes.

Sales of the shares by the Selling Stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The Selling Stockholders may sell shares directly or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the shares, or both. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholders may sell their shares of common stock hereunder following the effective date of the registration statement of which this prospectus forms a part. We provide more information about how the Selling Stockholders may sell or otherwise dispose of their shares of common stock in the section titled “Plan of Distribution” on page 15.

We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

Our common stock is listed on The Nasdaq Capital Market under the symbol “INBS.” On March 27, 2024, the last reported sale price for our common stock was $4.45 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 and “Item 1A—Risk Factors” of our most recent report on Form 10-K or 10-Q which is incorporated by reference in this prospectus before you invest in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is March 28, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 9 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated herein by reference and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under “Risk Factors” beginning on page 9 of this prospectus, the information incorporated herein by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. All references in this prospectus to “we,” “us,” “our,” “INBS,” the “Company” and similar designations refer to Intelligent Bio Solutions Inc., unless otherwise indicated or as the context otherwise requires.

Overview of our Company

We are a medical technology company focused on developing and delivering non-invasive, rapid and innovative testing and screening solutions. We operate globally with the objective of providing intelligent, pain-free, and accessible solutions that improve the quality of life.

Intelligent Bio Solutions Inc. (formerly known as GBS Inc.), and its wholly owned Delaware subsidiary, GBS Operations Inc. were each formed on December 5, 2016, under the laws of the state of Delaware. Our Australian subsidiary Intelligent Bio Solutions (APAC) Pty Ltd (formerly known as Glucose Biosensor Systems (Greater China) Pty Ltd) was formed on August 4, 2016, under the laws of New South Wales, Australia and was renamed to Intelligent Bio Solutions (APAC) Pty Ltd on January 6, 2023. On October 4, 2022, INBS acquired Intelligent Fingerprinting Limited (“IFP”), a company registered in England and Wales. Our headquarters are located in New York City.

Our current product portfolio includes:

●	Intelligent Fingerprinting Platform - A proprietary portable platform that analyzes fingerprint sweat using a one-time (recyclable) cartridge and portable handheld reader. The flagship product from this platform, which is commercially available in certain countries outside of the United States, is the Intelligent Fingerprinting Drug Screening System (the “IFP System” or “IFP Products”), a two-part system that consists of non-invasive, fingerprint sweat-based diagnostic testing products designed to detect drugs of abuse including opiates, cocaine, methamphetamines, benzodiazepines, cannabis, methadone, and buprenorphine. The system comprises a small, tamper-evident drug screening cartridge onto which ten fingerprint sweat samples can be collected in under a minute before the portable analysis unit provides an on-screen result in under ten minutes. Samples collected with a confirmation cartridge can be sent to a third-party laboratory service provider for analysis. Customers include safety-critical industries such as construction, transportation, logistics, manufacturing, engineering, drug treatment organizations in the rehabilitation sector, and judicial organizations.

●	The Biosensor Platform – The “Biosensor Platform” consists of a small, printable modified organic thin-film transistor strip that the Company licenses across the Asia Pacific region from Life Science Biosensor Diagnostics Pty Ltd (“LSBD” or “Licensor”). The Biosensor Platform, designed to detect multiple biological analytes by substituting the Glucose Oxidase (“GOX”) enzyme with a suitable alternative for each analyte, is currently in the development stage. The flagship product candidate based on the Biosensor Platform technology is the Saliva Glucose Biosensor (“SGB” and, together with a software app that interfaces the SGB with the Company’s digital information system, the Saliva Glucose Test or “SGT”), a Point of Care Test (“POCT”) expected to complement the finger pricking invasive blood glucose monitoring test for diabetic patients. The products based on the SGT are referred to herein as the “SGT products.”

These platform technologies have the potential to develop a range of POCTs including the modalities of clinical chemistry, immunology, tumor markers, allergens, and endocrinology.

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We are party to following technology license agreements:

●	SGT - The Amended and Restated License Agreement dated September 12, 2019, which amends and restates all previous license agreements (the “SGT License Agreement”) is limited to the Asia-Pacific region (“APAC Region”).

●	COV2 - The technology license agreement dated June 23, 2020 (the “COV2 License Agreement”), for COV2 diagnostic test globally.

In addition to above, we have 50% equity interest in BiosensX (North America) Inc., which has a separate technology license agreement with the Licensor covering glucose/diabetes management field in the North America Territory.

●	SGT License Agreement - On September 12, 2019, we entered into an Amended and Restated Technology License Agreement, or the “SGT License Agreement,” with LSBD amending and restating all the previous SGT license agreements with LSBD. The SGT License Agreement sets forth our contractual rights and responsibilities relating to the Licensed Products in the APAC Region. The “Licensed Products” are products consisting of a biosensor strip and smart device application or dedicated reader device that use the biosensor technology owned by the Licensor relating to measuring, or otherwise determining, the amount or concentration of glucose, and the existence of biological markers of cancer, allergy/immunology and hormones, in a bodily fluid. The Licensed Products only include products that are supplied by an authorized supplier. We do not currently intend to manufacture the Licensed Products in-house.

●	COV2 License Agreement - On June 23, 2020, we entered into a COV2 License Agreement with LSBD. The COV2 License Agreement sets forth our contractual rights and responsibilities relating to the COV2 Products. The “COV2 Products” include: (i) a biosensor strip for antibodies against SARS-CoV-2; (ii) a proprietary smartphone application for the purpose reading, storing, analyzing and providing patient support programs for any one or more of the indicators for the purpose of measuring the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2); and/or (iii) a dedicated sensor strip reading device for any one or more of the indicators for the purpose of measuring the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2). The COV2 Products only include products that are supplied by an authorized supplier.

Our principal objectives are:

●	To complete development and commercialize the SGB, the diagnostic test that stems from the Biosensor Platform that we license from LSBD, in the regions covered by the license.

We plan to develop the platforms further to test across the diagnostic modalities of immunology, hormones, chemistry, tumor markers and nucleic acid tests.

Our Market Opportunity

According to the Point of Care/Rapid Diagnostics Market by Product, Platform, Purchase, Sample, User - Global Forecast to 2027, published December 2022 by MarketsandMarkets Inc., the global market for Point of Care medical diagnostics was estimated to be $45.4 billion in 2022 rising to $75.5 billion in 2027 with a compounded annual growth rate (CAGR) of 10.7% from 2022 to 2027. The Company currently intends to develop pathways into areas of medical diagnostics utilizing existing technology and techniques to exploit a competitive advantage against traditional testing methodologies.

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The Recreational Drug Monitoring Industry

●	There are four primary categories of recreational drugs: analgesics, depressants, stimulants, and hallucinogens. Analgesics include narcotics like heroin, morphine, fentanyl, and codeine. Depressants include alcohol, barbiturates, tranquillizers, and nicotine. Stimulants include cocaine, methamphetamine, and ecstasy (MDMA).

●	According to the 2022 World Drug Report published by the United Nations Office on Drugs & Crime, around 284 million people aged 15-64 used drugs worldwide in 2020, a 26% increase over the previous decade. Young people are using more drugs, with use levels today in many countries higher than with the previous generation. In Africa and Latin America, people under 35 represent the majority of people being treated for drug use disorders. In the United States and Canada, overdose deaths, predominantly driven by an epidemic of the non-medical use of fentanyl, continue to break records.

●	According to the White House’s 2022 National Drug Control Strategy, the 2020 National Survey on Drug Use and Health, published October 2021 by the Substance Abuse and Mental Health Services Administration, showed that among the 41.1 million people who needed treatment for substance abuse, only 2.7 million (6.5%) received treatment at a specialty treatment facility in the past year.

Diabetes Self-Monitoring Blood Glucose Market

●	According to IDF Diabetes Atlas, 10th edition, 2021, there were 463 million individuals living with diabetes worldwide in 2019 and this increased to 537 million in 2021. By 2030, the overall number of diabetics is expected to reach 643 million; by 2045, it will reach 783 million. Therefore, the rising prevalence of diabetes is driving the growth of the self-monitoring blood glucose devices market.

Product Growth Strategy

Our goal is to increase our global footprint of the commercially available IFP Products. We currently have a customer base of over 360 customers and are focused on increasing market share in current markets and expanding into new regions with indirect distributors.

●	Launch product within the Asia Pacific region leveraging our recent success in Australia. Our growth efforts will focus on Singapore, Indonesia, Thailand, and the Philippines before expanding into other Asia Pacific regions.
●	Focus on marketing and digital channels to increase awareness.
●	Establish indirect distribution to market and sell the IFP Product range.
●	Commence clinical trials in order to gain FDA clearance for the purpose of being able to sell into the US market which represents the largest market opportunity.
●	Leverage success in UK to enter into other European countries and the Middle East.

In addition, we are also looking to grow and expand our current product portfolio by:

●	Continuing the development of the Biosensor focusing on. diagnostic testing.
●	Developing additional drugs to be tested on the current fingerprint platform.
●	Developing pathways into other areas of medical diagnostics utilizing existing technology and techniques to exploit a competitive advantage against traditional testing methodologies. Examples of potential target assays include infectious diseases, fertility, tumor markers and cortisol.
●	Identifying and leveraging growth opportunities in new markets. For example, as a result of the global progress made in mitigating the severity and impact of the COVID-19 pandemic and the significantly diminished demand for COVID-19 testing products, we redirected our resources and efforts away from developing products related to COVID testing to instead acquire and develop drug testing and screening systems.

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Private Placement of Shares of Common Stock and Warrants

Purchase Agreement

On March 8, 2024, we entered into a securities purchase agreement (referred to herein as the “Purchase Agreement”) with several institutional and accredited investors for the sale by the Company of (i) the Shares, (ii) the Series I Pre-Funded Warrants, (iii) the Series H-1 Warrants, and (iv) the Series H-2 Warrants, in a private placement offering (the “Private Placement”). The combined purchase price of one share of common stock (or one Pre-Funded Warrant) and accompanying Series H-1 Warrant and Series H-2 Warrant was $4.55. The Private Placement closed on March 12, 2024.

Subject to certain ownership limitations, the Warrants are exercisable upon issuance. Each Pre-Funded Warrant is exercisable into one share of common stock at a price per share of $0.01 (as adjusted from time to time in accordance with the terms thereof) and may be exercised at any time until the Pre-Funded Warrants are exercised in full. Each Series H-1 Warrant and Series H-2 Warrant is exercisable into one share of common stock at a price per share of $4.55 (as adjusted from time to time in accordance with the terms thereof). The Series H-1 Warrants have a term of eighteen months following the date a registration statement registering all warrant shares underlying the Series H-1 Warrants is declared effective by the SEC. The Series H-2 Warrants have a term of exercise equal to five (5) years, which will be reduced to 20 calendar days following any date the Company makes a public announcement of 510k clearance by the FDA of the Company’s Intelligent Fingerprinting Drug Screening System.

The gross proceeds to the Company from the Private Placement were approximately $10.1 million, before deducting the Placement Agent’s fees and other offering expenses as further described below, and excluding the proceeds, if any, from the cash exercise of the Warrants. The Company intends to use the net proceeds from the Private Placement for working capital and for general corporate purposes.

In connection with the Purchase Agreement, the Company entered in a Registration Rights Agreement and agreed to file by March 18, 2024, a resale registration statement (the “Resale Registration Statement”) with the SEC covering all shares of common stock sold to the Selling Stockholders and the shares of common stock issuable upon exercise of the Warrants, and to use its best efforts to cause the Resale Registration Statement to be declared effective no later than April 22, 2024.

The Shares, the Warrants, and the shares issuable upon exercise of the Warrants were sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 of Regulation D promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants: (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is filed with this prospectus only to provide investors with information regarding the terms of the transaction, and not to provide investors with any other factual information regarding the Company. Information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Placement Agency Agreement

On March 8, 2024, the Company entered into a Placement Agency Agreement with Ladenburg Thalmann & Co. Inc. (“Ladenburg” or the “Placement Agent”) pursuant to which the Company agreed to pay the Placement Agent (i) a cash fee equal to 8.0% of the gross proceeds received by the Company in the Private Placement, (ii) a management fee equal to 1.0% of the gross proceeds received by the Company in the Private Placement, (iii) common stock purchase warrants to purchase such number of shares of common stock equal to 5% of the aggregate number Shares and Pre-Funded Warrants sold in the Private Placement, which warrants are to have an exercise price equal to 125% of the offering price per share and an expiration date of 5 years from issuance (the “Placement Agent Warrants”); (iv) a cash fee equal to 9.0% of the gross proceeds received by the Company from the cash exercise of any H-1 Warrants and H-2 Warrants; and (vi) reimbursement of the Placement Agent’s expenses in an amount up to $145,000. The Placement Agent Warrants and the shares issuable upon exercise of the Placement Agent Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws.

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Recent Developments

Reverse Stock Splits

January 2024 Reverse Stock Split

On January 26, 2024, the Company filed a certificate of amendment to its amended and restated certificate of incorporation to effect, as of 5:00 p.m. January 26, 2024, a 1-for-12 reverse split of the Company’s common stock (the “January 2024 Reverse Stock Split”). The Company’s common stock began trading on a reverse stock split-adjusted basis on The Nasdaq Capital Market (“Nasdaq Capital Market”) on January 29, 2024.

February 2023 Reverse Stock Split

On February 9, 2023, the Company filed a certificate of amendment to its amended and restated certificate of incorporation to effect, as of 5:00 p.m. February 9, 2023, a 1-for-20 reverse split of the Company’s common stock (the “February 2023 Reverse Stock Split”). The Company’s common stock began trading on a reverse stock split-adjusted basis on the Nasdaq Capital Market on February 10, 2023.

Except as otherwise indicated, all share and per share information in this prospectus gives effect to the 1-for-20 Reverse Stock Split on February 9, 2023, and the 1-for-12 Reverse Stock Split on January 26, 2024. The February 2023 Reverse Stock Split and the January 2024 Reverse Stock Split are collectively referred to herein as the “Company Reverse Stock Splits”.

The Company Reverse Stock Splits were implemented for the purpose of regaining compliance with the minimum bid price requirement for continued listing of the Company’s common stock on the Nasdaq Capital Market.

Nasdaq Compliance

Compliance with Nasdaq Listing Rule 5550(a)(2)

On November 16, 2023, the Company received a notice letter (the “Bid Price Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that because the closing bid price per share for its common stock was below $1.00 for 30 consecutive business days preceding the date of the Bid Price Notice, the Company did not meet the $1.00 per share minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

On February 13, 2024, the Company received written notification from Nasdaq notifying the Company that it had regained compliance with Nasdaq Listing Rule 5550(a)(2) as a result of the closing bid price of the Company’s common stock being at $1.00 per share or greater for the prior 11 consecutive business days (from January 29, 2024, to February 12, 2024). Accordingly, the Company is now in compliance with Nasdaq Listing Rule 5550(a)(2) and Nasdaq considers the matter closed.

Compliance with Nasdaq Listing Rule 5550(b)(1)

On November 16, 2023, the Company received a letter from Nasdaq (the “Stockholder Equity Letter”), regarding its non-compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. The letter notified the Company that its stockholders’ equity, reported at $1,236,558 in the Quarterly Report on Form 10-Q for the period ending September 30, 2023, did not meet the Nasdaq Capital Market’s minimum stockholders’ equity requirement of $2,500,000 for continued listing as per Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). Nasdaq gave the Company until January 2, 2024, to submit a plan to regain compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1).

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On December 15, 2023, the Company submitted a compliance plan to Nasdaq that included a pro forma balance sheet as of October 31, 2023 (the “Balance Sheet”). The Balance Sheet showed that the Company’s stockholders’ equity as of October 31, 2023, was $4,240,629, which was primarily the result of the of a public offering of the Company’s securities that closed on October 4, 2023. The Balance Sheet was also attached to a Current Report on Form 8-K filed by the Company on December 18, 2023 (the “December 8-K”).

On January 2, 2024, the Company received a letter from Nasdaq (the “January Letter”) stating that based on the December 8-K, the Staff had determined that the Company complies with the Listing Rule 5550(b)(1), but that if the Company failed to evidence compliance upon filing its Form 10-Q for the period ended December 31, 2023, the Company may be subject to delisting. The January Letter also noted, as did the Stockholder Equity Letter, that as of November 15, 2023, the Company did not meet either alternative to the Stockholders’ Equity Requirement, which alternatives require either a $35 million market value of listed securities or $500,000 of net income from continuing operations, as set forth in Listing Rules 5550(b)(2) or 5550(b)(3), respectively.

On February 13, 2024, Nasdaq confirmed that upon filing of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2023, the Company had for that period evidenced compliance with Nasdaq Listing Rule 5550(b)(1), the Stockholders’ Equity Requirement; and that the condition to remain in compliance with the Stockholders’ Equity Requirement was met, as per Nasdaq’s compliance determination of in the January Letter.

Liquidator Appointed for Licensor

External Administrator of LSBD (the Licensor of our SGT and COV2T products), pursuant to a creditors meeting held on July 21, 2023, sent notice to the creditors on July 24, 2023, stating that LSBD had appointed a liquidator on July 21, 2023. Our understanding is that the ownership of the intellectual property rights licensed by us reverts to the University of Newcastle. Accordingly, the Company plans to discuss the future licensing of the SGT products with the University of Newcastle. As of the date of this prospectus, our understanding is the intellectual property rights have not reverted back to University of Newcastle.

There is an inherent risk related to the possibility of modifications to our rights to, or the Company’s ability to use, the Licensed Products, which could materially and adversely affect the Company’s business, financial condition, and operating results.

Warrant Exercise Inducement Transaction

On February 4, 2024, we entered into warrant inducement agreements (the “Inducement Agreements”) with certain warrant holders (the “Existing Warrant Holders”), who collectively held certain existing Series E Common Stock Purchase Warrants to purchase up to 606,064 shares of the Company’s common stock (the “Existing Warrants”). Under the Inducement Agreements, the Existing Warrant Holders agreed: (a) to receive Series G Common Stock Purchase Warrants ( the “Inducement Warrants”) to purchase up to a number of shares of common stock equal to 100% of the number of warrant shares issued pursuant to the exercise of the Existing Warrants; and (b) to exercise, for cash, their Existing Warrants to purchase up to 606,064 shares of the Company’s common stock, at $2.9232 per share, in exchange for the Company’s agreement to issue the Inducement Warrants to purchase up to 606,064 shares of the Company’s common stock. The transactions contemplated in the Inducement Agreements (collectedly, the “Warrant Inducement Transactions”) closed on February 7, 2024. Gross proceeds to the Company from the exercise of the Existing Warrants was approximately $1.77 million, prior to deducting closing costs and placement agent fees as further described below. As a result of the Existing Warrant Holders exercising the Existing Warrants, the Company issued an aggregate of 606,064 shares of its common stock. The Inducement Warrants were issued on February 7, 2024.

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In connection with the Warrant Inducement Transactions, the Company agreed to pay Ladenburg, its placement agent in the transactions, certain compensation consisting of (i) a cash fee equal to 8.0% of the gross proceeds received by the Company in the Warrant Inducement Transactions, (ii) a management fee equal to 1.0% of the gross proceeds received by the Company in the Warrant Inducement Transactions, (iii) legal fees and out-of-pocket expenses of $35,000 and (iv) common stock purchase warrants to purchase such number of shares of common stock equal to 5% of the aggregate number shares issued pursuant to the exercise of the Existing Warrants (30,303 shares) with an exercise price of $4.50 per share and a term of five and one-half years (the “Existing Placement Agent Warrants”). The Existing Placement Agent Warrants were issued on February 7, 2024.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;
●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by The JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Corporate Information

Our principal executive offices are located at 142 West, 57th Street, 11th Floor, New York, NY 10019. Our telephone number is (646) 828-8258 and our website address is www.ibs.inc. We do not incorporate by reference into this prospectus the information on our website, and you should not consider it as part of this prospectus.

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RISK FACTORS

Before making an investment decision, in addition to the risks set forth below, you should consider the “Risk Factors” included under Item 1A. of our most recent Annual Report on Form 10-K and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, all of which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. The market or trading price of our common stock could decline due to any of these risks. In addition, please read “Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to this Offering

The number of shares being registered for resale is significant in relation to the number of our outstanding shares of common stock.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the Selling Stockholders. These shares represent a large number of shares of our common stock, and if sold in the market all at once or at about the same time, could depress the market price of our common stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

Risks Related to Nasdaq Compliance

We may not be able to satisfy the continued listing requirements of the Nasdaq Capital Market in order to maintain the listing of our common stock.

Minimum Bid Price Requirement

On November 16, 2023 the Company received a letter (the Bid Price Notice) from the Listing Qualifications Department of Nasdaq notifying the Company that the minimum closing bid price per share for its common stock was below $1.00 for 30 consecutive business days preceding the date of the Bid Price Notice, and that the Company did not meet the $1.00 per share minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2).

At our annual meeting of stockholders held on December 13, 2023, the stockholders of the Company approved an amendment to the Company’s amended and restated certificate of incorporation (the “January Amendment”) to effect the reverse stock split at a ratio of not less than 1-for-2 and not more than l-for-12 at any time within 12 months following the date of stockholder approval, with the exact ratio to be set within this range by the Company’s Board at its sole discretion without further approval or authorization of our stockholders. The primary purpose of the reverse stock split was to increase the per share market price of our common stock.

Pursuant to the authority granted by the Company’s stockholders, the Board approved a l-for-12 reverse stock split of the Company’s common stock and the filing of the January Amendment to effectuate the reverse stock split. The Amendment was filed with the Secretary of State of the State of Delaware and the January 2024 Reverse Stock Split became effective at 5:00 p.m. Eastern Time on January 26, 2024, and the Company’s common stock began trading on a reverse stock split-adjusted basis on the Nasdaq Capital Market on January 29, 2024.

Although the January 2024 Reverse Stock Split brought the price of our common stock back above $1.00 per share in order to meet the requirements for the continued listing of our common stock on the Nasdaq Capital Market, there can be no assurance that the closing bid price of our common stock will remain at or above $1.00 following the January 2024 Reverse Stock Split. If we fail to satisfy any of Nasdaq’s continued listing requirements, Nasdaq may take steps to delist our common stock, which could have a materially adverse effect on our ability to raise additional funds as well as the price and liquidity of our common stock.

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Stockholders’ Equity Requirement

On November 16, 2023, the Company received a letter from Nasdaq (the Stockholder Equity Letter), regarding its non-compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. The letter notified the Company that its stockholders’ equity, reported at $1,236,558 in the Quarterly Report on Form 10-Q for the period ending September 30, 2023, did not meet the Nasdaq Capital Market’s minimum stockholders’ equity requirement of $2,500,000 for continued listing as per Nasdaq Listing Rule 5550(b)(1) (the Stockholders’ Equity Requirement). Nasdaq gave the Company until January 2, 2024, to submit a plan to regain compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1).

On December 15, 2023, the Company submitted a compliance plan to Nasdaq that included a pro forma balance sheet as of October 31, 2023 (the Balance Sheet). The Balance Sheet showed that the Company’s stockholders’ equity as of October 31, 2023, was $4,240,629, which was primarily the result of the of a public offering of the Company’s securities that closed on October 4, 2023. The Balance Sheet was also attached to a Current Report on Form 8-K filed by the Company on December 18, 2023 (the December 8-K).

On January 2, 2024, the Company received a letter from Nasdaq (the January Letter) stating that based on the December 8-K, the Staff had determined that the Company complies with the Listing Rule 5550(b)(1), but that if the Company failed to evidence compliance upon filing its Form 10-Q for the period ended December 31, 2023, the Company may be subject to delisting. The January Letter also noted, as did the Stockholder Equity Letter, that as of November 15, 2023, the Company did not meet either alternative to the Stockholders’ Equity Requirement, which alternatives require either a $35 million market value of listed securities or $500,000 of net income from continuing operations, as set forth in Listing Rules 5550(b)(2) or 5550(b)(3), respectively.

On February 13, 2024, Nasdaq confirmed that upon filing of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2023, the Company had for that period evidenced compliance with Nasdaq Listing Rule 5550(b)(1), the Stockholders’ Equity Requirement; and that the condition to remain in compliance with the Stockholders’ Equity Requirement was met, as per Nasdaq’s compliance determination of in the January Letter.

Although Nasdaq confirmed that Company had for the period ended December 31, 2023, evidenced compliance with the Stockholders’ Equity Requirement, there can be no assurance that the company will continue to have a minimum stockholders’ equity of $2,500,000 and satisfy Nasdaq’s requirements for continued listing under Nasdaq Listing Rule 5550(b)(1), the Stockholders’ Equity Requirement. If we fail to satisfy any of Nasdaq’s continued listing requirements, Nasdaq may take steps to delist our common stock, which could have a materially adverse effect on our ability to raise additional funds as well as the price and liquidity of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC. This prospectus and the documents incorporated by reference herein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

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All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	our ability to continue as a going concern;

●	our ability to successfully integrate acquisitions;

●	our ability to successfully develop and commercialize our drug and diagnostic tests;

●	our ability to realize commercial benefit from our partnerships and collaborations;

●	our ability to secure regulatory approvals;

●	compliance with obligations under intellectual property licenses with third parties;

●	market acceptance of our new offerings;

●	our ability to establish or maintain collaborations, licensing or other arrangements;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our ability to adequately support future growth; and

●	our ability to attract and retain key personnel to manage our business effectively.

Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, those set forth above under the section entitled “Risk Factors” in this prospectus and any accompanying prospectus supplement. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

We are not selling any securities in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby.

We will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. Per the terms of the Warrants, if, at the time of exercise of a Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the shares of common stock underlying the Warrant, then the Warrant may also be exercised, in whole or in part, by means of a “cashless exercise”. We currently intend to use such proceeds, if any, for general corporate and working capital purposes. The holders of the Warrants are not obligated to exercise the Warrants, and we cannot predict whether or when, if ever, the holders of the Warrants will choose to exercise the Warrants, in whole or in part.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the Selling Stockholders pursuant to this prospectus, including, without limitation, all registration and filing fees, Nasdaq Capital Market listing fees and fees and expenses of our counsel and our accountants. The Selling Stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to its sales of shares of our common stock.

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SELLING STOCKHOLDERS

The 6,781,166 shares of common stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those shares of common stock and Warrants, see “Prospectus Summary – Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholders identified in the first column, based on its ownership of the shares of common stock and warrants, as of March 15, 2024, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Stockholders in the section entitled “Prospectus Summary – Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants and other warrants held by Selling Stockholders, a Selling Stockholder may not exercise any such warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Neither the Selling Stockholders, nor any persons having control over the Selling Stockholders, have held any position or office with us or our affiliates within the last three years or have had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares, warrants or other securities; provided, however, (a) Ladenburg has served as (i) financial advisor to the Company in connection with our acquisition of IFP, for which Ladenburg received compensation, (ii) representative of the underwriters in our public offering that closed on March 10, 2023, for which Ladenburg received compensation, (iii) representative of the underwriters in our public offering that closed on October 4, 2023, for which Ladenburg received compensation, (iv) placement agent of the Company in the Warrant Inducement Transactions, for which Ladenburg received compensation, and (v) placement agent of the Company in the Private Placement, for which Ladenburg received compensation; and (b) Nicholas Stergis, David Coherd, Andrew Moorefield and Daniel Daley are employees of Ladenburg.

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Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock as of a date if the person has or shares with others the right to vote those shares or to dispose of them on that date, or if the person has the right to acquire voting or disposition rights within 60 days of that date. Percentage of beneficial ownership is calculated based on 2,844,254 shares of common stock outstanding as of March 15, 2024.

Column 1	Column 2		Column 3	Column 4
	Shares Beneficially Owned Prior to this Offering		Maximum Number of Shares to be Sold	Shares Beneficially Owned After this Offering
Name of Selling Stockholders	Number of Shares	Percent of Class	Pursuant in this Offering†	Number of Shares	Percent of Class

ADAR1 Partners, LP(1)	1,318,680	32.52%	1,318,680	-	*
Andrew Moorefield(2)	24,000	*	20,250	3,750	*
Altium Growth Fund, LP(3)	1,318,680	32.52%	1,318,680	-	*
Alyeska Master Fund, LP(4)	1,318,680	33.42%	1,318,680	-	*
CVI Investments, Inc.(5)	1,318,680	32.52%	1,318,680	-	*
Daniel Daley(6)	6,900	*	6,900	-	*
Hudson Bay Master Fund Ltd.(7)	1,318,680	32.52%	1,318,680	-	*
Nicholas Stergis & Jennifer Stergis Tenancy By Entirety(8)	64,601	2.23%	49,449	15,152	*
Nicholas Stergis(8)	95,306	3.24%	55,583	39,723	1.38%
David Coherd(9)	11,117	*	11,117	-
Ladenburg Thalmann & Co. Inc.(10)	70,949	2.43%	44,467	26,482	*

† Includes common stock issuable upon exercise of the Warrants.

*Less than 1%.

(1) Consists of 108,250 Shares directly held by ADAR1 Partners, LP (“ADAR1”), 331,310 shares underlying Pre-Funded Warrants, 439,560 shares underlying H-1 Warrants and 439,560 shares underlying H-2 Warrants held by ADAR1. Such securities may be deemed to be beneficially owned by Daniel Schneeberger, the General Partner of ADAR1. The principal address of ADAR1 is 3503 Wild Cherry Drive, Building 9, Austin TX 78738. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(2) Consists of 6,750 Shares directly held by Andrew Moorefield, 6,750 shares underlying H-1 Warrants and 6,750 shares underlying H-2 Warrants held by Mr. Moorefield; as well as an additional 1,250 shares of common stock held directly by Mr. Moorefield and 2,500 other warrants. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(3) Consists of 108,250 Shares directly held by Altium Growth Fund, LP, 331,310 shares underlying Pre-Funded Warrants, 439,560 shares underlying H-1 Warrants, and 439,560 shares underlying H-2 Warrants held by Altium Growth Fund, LP. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(4) Consists of 216,650 Shares directly held by Alyeska Master Fund, LP (“Alyeska”), 222,910 shares underlying Pre-Funded Warrants, 439,560 shares underlying H-1 Warrants, and 439,560 shares underlying H-2 Warrants held by Alyeska. Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601. The Warrants are subject to a beneficial ownership limitation of 9.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

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(5) Consists of 108,250 Shares directly held by CVI Investments, Inc. (“CVI”), 331,310 shares underlying Pre-Funded Warrants, 439,560 shares underlying H-1 Warrants, and 439,560 shares underlying H-2 Warrants held by CVI. Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the registration statement of shares purchased by the investor in this offering. The principal address of CVI is c/o Heights Capital Management, Inc. 101 California Street, Suite 3250, San Francisco, CA 94111. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(6) Consists of 2,300 Shares directly held by Daniel Daley, 2,300 shares underlying H-1 Warrants, and 2,300 shares underlying H-2 Warrants held by Mr. Daily. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(7) Consists of 108,250 Shares directly held by Hudson Bay Master Fund Ltd. (“Hudson Bay”), 331,310 shares underlying Pre-Funded Warrants, 439,560 shares underlying H-1 Warrants, and 439,560 shares underlying H-2 Warrants held by Hudson Bay. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The principal address of Hudson Bay is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place 2nd Fl, Greenwich, CT 06830. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(8) Consists of (i) 16,483 Shares directly held by Nicholas Stergis & Jennifer Stergis Tenancy By Entirety (“NSJS”), 16,483 shares underlying H-1 Warrants and 16,483 shares underlying H-2 Warrants held by NSJS; as well as 15,152 shares underlying other warrants held by NSJS. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(9) Consists of 55,583 shares underlying Placement Agent Warrants held by Nicholas Stergis, as well as 39,723 shares underlying other warrants held by Mr. Stergis. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(10) Consists of 11,117 shares underlying Private Placement Warrants held directly by David Coherd. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(11) Consists of 44,467 shares underlying the Private Placement Warrants held directly by Ladenburg, as well as 26,482 shares underlying other warrants held by Ladenburg. Such securities may be deemed to be beneficially owned by David Rosenberg co-CEO Ladenburg. The principal address of Ladenburg is 640 Fifth Avenue, 4th Floor, New York, NY 10019. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

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PLAN OF DISTRIBUTION

Each Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements of the Company as of June 30, 2023, and for the year ended June 30, 2023, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2023, have been so incorporated in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The consolidated financial statements of the Company as of June 30, 2022, and for the year ended June 30, 2022, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2023, have been so incorporated in reliance on the report of BDO Audit Pty Ltd., an independent registered public accounting firm, incorporated herein, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

LEGAL MATTERS

ArentFox Schiff LLP, Washington, D.C., will pass for us upon the validity of the securities being offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered in this offering. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission’s Public Reference Room 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s Internet site at www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below, all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part prior to effectiveness of such registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

●	Our Annual Report on Form 10-K for the year ended June 30, 2023 (filed on August 23, 2023);

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2023 (filed on November 8, 2023) and December 31, 2023 (filed on February 9, 2024);

●	Our Current Reports on Form 8-K filed on July 3, 2023; July 26, 2023; October 4, 2023; November 6, 2023; November 17, 2023; December 14, 2023; December 18, 2023; December 21, 2023; January 4, 2024; January 26, 2024; February 7, 2024; February 20, 2024; March 1, 2024; and March 13, 2024;

●	Our Definitive Proxy Statement on Schedule 14A filed on November 16, 2023; and

●	The description of our common stock contained in our registration statement Form 8-A filed with the SEC on December 22, 2020, and any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus. You may request a copy of these filings, at no cost, by contacting us at:

Intelligent Bio Solutions Inc.

Attn: Corporate Secretary

142 West 57th Street, 11th Floor

New York, New York 10019

Phone: (646) 828-8258

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Intelligent Bio Solutions, Inc.

6,781,166 Shares of Common Stock

PROSPECTUS

March 28, 2024